Sentio Healthcare Properties	FOR IMMEDIATE RELEASE
189 S. Orange Avenue, Suite 1700
Orlando, FL 32801
www.sentiohealthcareproperties.com
(407) 999-7679

Sentio Healthcare Properties Increases Annual Distribution Rate to 5.0% and Announces New Directors on Board

(ORLANDO, FL) March 18, 2013 – Sentio Healthcare Properties, Inc. (“Sentio” or the “Company”), a real estate investment trust focused on healthcare-related real estate, today announced that effective April 1st of this year, the Company is increasing its expected daily distribution to an amount that, if declared and paid each day for a 365 day period, would equate to an annualized rate of 5.0% (based on a $10.00 share price). Distributions are made at the discretion of our board of directors and are currently declared and paid quarterly. Distribution payments for the quarter beginning April 1, 2013 will be made in July 2013. This represents the second distribution increase for Sentio shareholders since the third quarter of 2012.

Sentio also announces the addition of two new directors to its Board of Directors. Billy Butcher and Daniel Decker both joined the Company’s Board pursuant to the KKR equity commitment announced last month. Sentio’s Board of Directors was increased in size from seven to nine members, and the Board elected Mr. Billy Butcher and Mr. Daniel Decker to fill the resulting vacancies. Mr. Butcher joined KKR in 2004 and is currently a Director in KKR’s real estate investment business. Before KKR established a dedicated real estate investment business, Mr. Butcher worked in KKR’s corporate private equity business, both in the United States and internationally. Prior to joining KKR, Mr. Butcher was employed with Goldman Sachs & Co. Mr. Decker is the President and owner of CoastWood Senior Housing Partners, LLC, an investment firm specializing in seniors housing and related services, which he founded in 2005. He has been investing in the senior housing industry for nearly 20 years. During that period, Mr. Decker has been involved in the investment of approximately $2 billion across a spectrum of independent living, assisted living, memory care, and skilled nursing facilities. Both Mr. Butcher and Mr. Decker bring significant investment and industry experience to the Company and its shareholders.

John Mark Ramsey, President and CEO of Sentio, commented, “We are very pleased that portfolio cash flow continues to increase as anticipated, supporting an increase in the Company’s distribution rate. The strength of the Company’s portfolio is also evidenced by the recently announced increase in net asset value to $10.02 per share. The Company’s management and its Board of Directors are committed to a policy of distributions that are covered by sustainable portfolio performance.” He continued, “Our Directors are very pleased to have Billy Butcher and Dan Decker join the Company’s board. Their knowledge, expertise and relationships within the industry will be beneficial as Sentio continues to develop and implement value enhancement strategies.”

About Sentio Healthcare Properties, Inc.

Sentio Healthcare Properties, Inc. is a public, non-listed, real estate investment trust which invests exclusively in healthcare-related real estate, and is committed to delivering strong and reliable returns to investors. The Company features a diversified portfolio of senior housing and medical properties throughout the United States. Their portfolio offers diversity in many areas including asset type, geographic location, operators and payor mix. The Company is led by a team of healthcare real estate industry veterans at Sentio Investments, LLC, the Company’s advisor. Their core objective is to tailor a capital structure that complements the operating platform of developers and owner/operators, recognizing that each is unique in its approach and service to the healthcare industry. (www.sentiohealthcareproperties.com)

Media Contact:

Martha R. Burn, 407-999-7679

mburn@sentioinvestments.com

Forward-Looking Statements and Securities Act Legends

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “will,” “may,” “might” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other facts that may cause the actual results, performance or achievements of Sentio or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: economic and business conditions, both national and in the regions in which Sentio will operate, relating to healthcare-related real estate; the availability of suitable investments at the relevant time; whether all conditions to any drawdown of the committed funding can be satisfied at the relevant time; and existing laws and government regulations and changes in, or the failure to comply with, such laws and regulations. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Sentio disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Please see Sentio’s SEC filings for further important information about this transaction, including additional terms of these securities.

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